"Your Public Markets Experts"

Corporate Office   Registered Investment Advisor

5770 El Camino Road                Stephen Brock

Las Vegas, NV  89118               President and CEO

Tel  (702) 248-4798

Fax (702) 920-8176

CONTRACT FOR SERVICES

The following constitutes an Agreement (the "Agreement") between GoPublicToday.com, Inc.,  ("GPT"), 5770 El Camino Road, Las Vegas, NV  89118, and the undersigned (hereinafter referred to as the "Client"):

COMPANY:                        Supremacy Financial

ADDRESS:                          114 East 32nd Street 1402

CITY/STATE/ZIP:              New York, NY 10016

CONTACT PERSON:       Alex Corral/Gwen St. Clair

TELEPHONE:                     212-751-6213 x 112 and 211

 GPT hereby agrees to perform consulting and advisory services for the Client in conjunction with the development of a full federally registered securities registration package for the sale, to the public, of the securities of Client and other similar matters upon the fully negotiated terms and conditions set forth herein.  In consideration of mutual promises made herein and for other good and valuable consideration, the sufficiency of which are hereby acknowledged by GPT and Client, both parties agree as follows:

1.

Duties of GPT:  GPT will provide the following services:

Phase 1

The first step is for GPT to conduct a Business Plan Review (BRP). Next is to prepare your SEC filing on Form SB-2 or State Registered Offering. Company must agree to pay all required fees and expenses. Major events include the following:

INSTALL INTRANET FOR FILE MOVEMENT AND ORGANIZING

  Company's mix of debt and equity is reviewed and amended to meet goals and objectives of management team.

  Intranet Development for transfer process of documents at all stages ($129.00 per month )

  Detailed questionnaire is answered by the Company management

  Complete, up-to-date and accurate business plan furnished to GPT

  GPT develops a peer group of companies on EDGAR using industry specific SIC Code. Similar companies can be used in a comparison analysis.

  Initial preparations and partial payment for the Audit of the Company's financial statements ate locked in place ($3,500 - $25,500) Basic Audit A Public Company Accounting Oversight Board registered accounting firth must complete the audit.

If annual revenues ace less than $25,000,000, the company will need two years of audited financial statements, or less if you have been in business for less than 2 years. If annual revenues are mole than $25,000,000, the company will need three years of audited statements, or less if you have been in business for less than 3 years. In either case, interim quarterly financials to the end of the latest quarter are also required.

First draft of SB-2 filing is delivered to company at or about the end of second week after receiving all required information from the Company.  The Company has one week to return the amended SB-2 document to GPT.  We then await completion of the audit. Together GPT and the Company must review and discuss the auditor's numbers notes. The process is outlined as follows:

        (1)    GPT will assist in completing the 506 PPM convertible to an SB-2 if needed.

        (2)    Or file a State Registered Offering for Rule 504 clearing with the SEC.

        (3)    Form SB-2 Registration Statement (Part I and Part II);

        (4)    Development of the Minute Meeting for Such Offering;

        (5)    Maintain oversight of the SEC and Blue Sky filings. The Blue Sky filings can become an expensive venture, thus the filings are coordinated strategically to optimize the process. While the ultimate responsibility and sign-off resides with the company, GPT assists and directs all aspects of the SEC and Blue Sky filings, coordinating legal and accounting services, as well as escrow and transfer agent services ($1,500 per State).

        (6)    Uniform Application to Register Securities (Form U-1) if applicable;

        (7)    Uniform Consent to Service of Process (Form U-2 and U-2A) if applicable;

        (8)    Form F-X (if applicable);

        (9)    Full Coordination for Issuance of Attorney Opinion Letters Related to the Offering and Registration Attorney opinion on the transferability and fully paid status of stock issued pursuant to the Offering Circular is received from the lawyer.  ($750.00 to Michael

                 Williams, SEC Attorney, if you do not have or want yours to deliver);

        (10)    Other Required Documents Including Subscription Agreement, Etc. (Not to Include Documents Unrelated to Items 1-7 of This Section);

        (11)  Form 8-k SEC filings, or any other required 1934 Forms to get the Company to the NASDOTCBB or the NASDSCM; and

        (12)  Additional Regulatory Filings (if contracted for).

The next step is that the SB-2 document along with a Form D and other required information is sent as notification in compliance with state blue sky laws to every state in which it is required.  The Form D is also filed with the SEC.  The SB-2 is reviewed; updated if needed and filed with the SEC.  The Company must keep accurate records.

Phase II

"Form 8-A Registration" - the preparation and filing of all the required documents with regards to the Registration of Certain Classes of Securities Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") with the Securities and Exchange Commission ("SEC") for Client.  Included under this subparagraph are the following documents: Using the "EDGAR" electronic filing process the Registration Statement is filed with the SEC otherwise known as a "Form 8-A Registration" ($1,200).

        (1)    Form 8-A Registration Statement;

        (2)    EDGAR Federal SEC Electronic Submission;

        (3)    Form F-X (if applicable);

        (4)    Form 10-QSB and Form 10-KSB (if contracted for); and

        (5)    Additional Regulatory Filings (if contracted for).

Please note the Form SB-2 is for raising money by the company only after it has been cleared for sale, and sales to enough shareholders must occur for which is necessary to qualify for quotation on the Over the Counter Bulletin Board.  Raising money under the SB-2 would require additional state law filings and fees.  And it would delay your securing a Ticker Symbol from the NASD until the offering is completed.

If you wish to raise money prior to filing the SB-2, you will need to conduct a Reg D 506 as described in another piece, which you can request from GPT.

Phase III

Once SB-2 Registration Statement is filed with SEC, the SEC will issue comment letters.  All comment letters require filing responsive amendments.  The NASD will not sign off on the Company's listing application until the SEC signs off on the SB-2.  Constantly updated information, including financial statements, will be required with each amendment. If a comment letter is generated by the SEC regarding the filing there will be an extra cost of filing of approximately ($1,000-$3,000) depending on number of comments.

Phase IV

 "Form 211 Development" - the preparation of the Form 211 to be filed with the NASD, by the appropriate licensed market maker, as the original application for the listing of the securities of the Client on the NASD "Over-the-Counter" Bulletin Board ("NASDOTCBB"). ($5,000 fee to service provider paid for by GPT or client). Market Maker may not charge any fee for sponsorship of your application. Included under this subparagraph are the following documents and services:

        (1)    Form 211 Disclosure Document;

        (2)    Appropriate Exhibits;

        (3)    Application and point of contact work with a transfer agent; File application and contract with a transfer agent. ($600-$800); and

        (4)    Financial Statement audit coordination.

To file with the NASD, the Market Maker will need:

    *    A certified stockholder list from a Transfer Agent you must retain

    *    A CUSIP number you must secure ($130)

    *    A listing in Standard & Poor's Corporate Manual

Phase V

Company clears SEC and NASD, stock is qualified for quotation on the Over the Counter Bulletin Board and stock trades publicly. The main difference between this route and conducting a 506 prior to filing the SB-2 is that no money can be raise in this direct SB-2 process until the filing fully clears; then the issuer (company) can raise money.  However, under a 506 the company can immediately do a money raise prior to clearing the SB-2 filing process. Blue Sky filings will be needed.

Phase VI

After you are public, there are many, many continuing SEC reporting requirements and restrictions.  These include:

    *    Filing a 10Q with reviewed financial statement 45 days after the end of each quarter.

    *    Filing a 10K with audited financial statements 90 days after the end of each fiscal year.

Note that failure to file these reports timely will cost you your hard-earned ticker symbol.  Believe me, the NASD watches this stuff closely.  And with the NASD's attitude these days, it's hard to get your symbol back.  Not impossible, but hard.

In addition, officers, directors and principal stockholders of public companies are subject to many restrictions on stock trading, including:

    *    Filing of ownership and trading reports on Forms 3, 4 and 5 as well as Schedules 13D and 13G.

    *    Potential forfeiture of trading profits under the short-swing profit rules.

    *    Restrictions on share resales under Rule 144.

    *    Possible insider trading violations.

In order to deal with these issues, the Company will retain our affiliate, PCMS, under a separate contract.

2.

Client to Provide Information:  Client agrees to provide GPT with any information and documents as may be requested by GPT in connection with the services to be performed for Client.  Client shall be solely responsible for the accuracy of the information and representations contained in any documents to be prepared by GPT on behalf of Client.

3.

Compensation:  Client shall provide $70,000 (U.S.D.), 500,000 shares of Client common stock and 500,000 five year cash-less warrants to purchase 500,000 shares of common stock at $.20 per share  as compensation to GPT for the services provided as fully delineated in paragraph 1 of this Agreement(1) . The 500,000 shares of common stock and the 500,000 shares of common stock underlying the warrants shall carry piggy-back registration rights. If the last sales price of the Company's common stock is US $1.00 or more per share for a period of at least 30 consecutive business days following the registration of the common stock underlying the warrants, the Company will have the right at its sole option, to redeem and acquire all outstanding unexercised warrants for US $.01 per warrant after thirty-days written notice to the holder's thereof.  Please note: Client understands this contract has been discounted by $310,000.00 because of the 500,000 shares of stock GPT is receiving. It is understood that these contracts take as much as 1100 hours to perform and GPT's normal hourly rate is $350.00 per hour has been discounted substantially. Should client not issue their stock to GPT - all fees will rise accordingly. (In addition, this contract will be allowed to be terminated should the founders round not produce 75K in investment from founders). The Compensation shall consist of and be disbursed as follows:

Disbursement 1:    Client disburses and GPT collects payment of a non-refundable retainer of $10,000 USD upon the execution of this Agreement: and 2 weeks later 6,975.00 due and payable;

Disbursement 2:    Client disburses and GPT collects payment of an additional $32,500 USD prior to the EDGAR filing of the

                               Companies Form SB-2 offering document;

NOTE:                   Client allows GPT 500,000 shares of the Common Stock at distribution time to the founders;

Disbursement 3:    Client disburses and GPT collects payment of an additional $10,000 USD upon clearance of the federally registered statement;

Disbursement 4:     Client disburses and GPT collects payment of an additional $10,000 USD prior to the filing of the Form 211 with the NASD clearance of the Client for quotation and trading on the NASDOTCBB.

(1)    Stipulates engaging Public Company Management Services (PCMS) to provide aftermarket compliance support services for 12 months  (750,000 free tradable shares) issued as S-8 stock and four thousand ($4,000.00) dollars per month during the duration of the PCMS corporate governance management contract payable by automatic draft of a credit card or monthly wire transfer.

ADDITIONAL EXPENSES
1) Incorporation costs and filing fees………………$900 (If Applicable)
2) Audit costs………………………………………$3500-$25500
3) "Blue Sky" filing fees…………………………….$4500 (3 states)
4) EDGAR electronic submission of filing…………$2000-$3000
5) Other miscellaneous costs………………………..$8200
TOTAL ADDITIONAL EXPENSES $17,900 - $43,600

4.

Other Expenses:  GPT's compensation does not include any direct filing fees required to be submitted with any registration, filings, membership applications, self-regulatory agency fees, bonding, fingerprinting, or testing expenses, all of which must be paid directly by the Client.  GPT will list such fees in a cover letter included with the submission of the aforementioned documents to Client for its review and execution.  Client must issue checks in full payment of these fees, payable to the appropriate payee, in the appropriate amount, and return the checks to GPT along with the executed documents.  GPT will submit these checks to the appropriate payees along with the associated documents.  Similarly, GPT is not responsible for certain printing or overnight mail costs or accounting expenses (Client is responsible for obtaining its own audited financial statements) associated with the documentation described above.  GPT will list such expenses in the aforementioned cover letter (if applicable).  Client will issue a check for these costs and expenses and return the check to GPT along with the executed documents for their submission to the appropriate authorities.

5.

TIMELY REVIEW BY CLIENT:  IF DOCUMENTS ARE NOT RETURNED TO GPT, CORRECTLY EXECUTED AND WITH PROPER PAYMENT AS INDICATED BY THE COVER LETTER REFERRED TO IN ITEM 4 HEREIN, WITHIN 21 DAYS OF SUBMISSION OF SUCH DOCUMENTS TO THE CLIENT, GPT WILL NOT GUARANTEE THAT THE DOCUMENTS WILL BE ACCEPTED BY GPT OR RECEIVE PRORITY TREATMENT UPON THEIR RETURN.  DOCUMENTS WHICH ARE HELD BY THE CLIENT FOR 30 DAYS OR LONGER MAY REQUIRE REVISIONS WHICH WILL BE BILLED TO THE CLIENT AT GPT'S THEN CURRENT HOURLY RATE OF $350.00. FURTHERMORE, SOME STATE AGENCIES DO NOT ACCEPT DOCUMENTS, WHICH HAVE BEEN SIGNED/NOTARIZED MORE THAN 30 DAYS PRIOR TO RECEIPT BY SUCH AGENCY OF SAID DOCUMENT.  ANY DOCUMENT THAT REQUIRES REVISION DUE TO THE CLIENT'S FAILURE TO RETURN THE AFOREMENTIONED DOCUMENTS TO GPT WITHIN THE TIMEFRAME FIRST INDICATED ABOVE WILL BE BILLED TO THE CLIENT AT GPT'S THEN CURRENT HOURLY RATE.  FINALLY, ANY DOCUMENTS WHICH ARE NOT RETURNED TO GPT WITHIN 120 DAYS MAY, AT GPT'S SOLE DISCRETION, BE CONSIDERED NULL AND VOID, IN WHICH CASE FULL PAYMENT IS DUE GPT PURSUANT TO ITEM 3 HEREIN.

6.

Certain Circumstances:  GPT assumes no responsibility for any occurrences beyond its control, including but not limited to Federal and State filing backlogs or agency computer breakdowns, which may result in processing delays.  GPT will use its best efforts to secure registration for Client but cannot guarantee that any registration will be granted; however, in the event that the failure to obtain a registration is directly attributable to an error or oversight on the part of GPT, GPT will use its best efforts to resolve the problem at no additional expense to Client.  In no event will GPT be liable for actual, incidental, consequential, related or any other type of damages, in any amount, attributable to such error or oversight on the part of GPT.

7.

Indemnification:  Client hereby agrees to indemnify and hold harmless GPT, its partners, employees, agents, representatives, assigns, and controlling persons (and other officers, directors, employees, agents, representatives, assigns and controlling persons) from any and all losses, claims, damages, liabilities, costs, and expenses (and all other actions, suits, proceedings, or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding, or claim, whether or not in connection with any action, suit, proceeding or claim for which it is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of the services pursuant to this agreement so long as GPT has not committed intentional or willful misconduct, nor acted with gross negligence, in connection with the services which form the basis of the claim for indemnification.  Client further agrees that GPT shall incur no liability on account of this agreement or any acts or omissions arising out of or relating to this agreement except for such intentional or willful misconduct.  This paragraph shall survive the expiration or termination of this agreement.

Please Initial: ___________ Client also expressly indemnifies GPT for any future liabilities, either administrative, civil, or criminal related to the improper use by Client or its assigns of any and all documentation that is provided to Client by GPT pursuant to this Agreement.

Please Initial: ___________ Client hereby further agrees to indemnify GPT against any action, suit, claim or proceeding, whether civil, criminal or administrative, and against any fine, cost, levy, expense, judgment or award arising therefrom (collectively a "Claim"), in which GPT may be involved (whether as a witness or a party) as a result of any application or document filed or processed by GPT, on the Client's behalf, which contains any false or misleading statement or omission of material fact or which, other than through gross negligence of GPT, violates any statute, rule or order of any Federal, state or self-regulatory authority.  Client agrees that GPT shall have no responsibility to verify the accuracy or adequacy of any statement, document, fact or information provided to GPT by Client or Client's attorney, accountant, representative or agents.

8.

Independent Contractor Status:  GPT shall perform its services under this contract as an independent contractor and not as an employee of Client or an affiliate thereof.  It is expressly understood and agreed to by the parties hereto that GPT shall have no authority to act for, represent or bind Client or any affiliate thereof in any manner, except as provided for expressly in this Agreement or in writing by Client.

9.

Additional Services:  Client understands and acknowledges by the acceptance of this Agreement that any and all services outside the direct scope of the documents listed in Section 1 above shall be billed to Client by GPT at GPT's then current hourly rates.  Such services specifically include, but are not limited to, services required as a result of Client's strategic reconfigurations of its offering subsequent to the execution of this Agreement and subsequent to initial information provided to GPT by Client.

10.

Late Fees:  Any GPT invoice not paid within thirty- (30) days of such billing is subject to a 1.5% monthly interest charge.  GPT reserves the right to use any and all means of collection available under applicable law to collect any amount past due.

11.

Amendment and Modification:  Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by both parties.  No oral modifications to this Agreement may be made.

12.

Entire Agreement:  This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.  The failure by GPT to insist on strict performance of any term or condition contained in this Agreement shall not be construed by Client as a waiver, at any time, of any rights, remedies or indemnifications, all of which shall remain in full force and effect from time of execution through eternity.

13.

Agreement Binding:  This Agreement shall be binding upon the heirs, executors, administrators, successors and permitted assigns of the parties hereto.  Client shall not assign its rights or delegate its duties under any term or condition set forth in this Agreement without the prior written consent of GPT.

14.

Attorney's Fees:  In the event an arbitration, mediation, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorney's fees to be fixed by the arbitrator, mediator, trial court and/or appellate court.

15.

Severability:  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid and unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

16.

Governing Law:  This Agreement shall be governed by the laws of the State of Nevada, and the venue for the resolution of any dispute arising thereof shall be in Clark County, State of Nevada.

17.

No Legal Advice:  Client further agrees and understands that although documents and filings prepared by GPT are reviewed by its General Counsel, GPT has not and does not render legal advice or offer legal assistance.  All requests for legal advice by Client will be referred to legal counsel for a proper legal opinion.  Accordingly, no statements or representations by GPT should be construed to be legal advice, and GPT advises Client to always consult with own its attorney regarding the legalities of all investment offerings, registrations and filings.

18.

Post-Registration Responsibilities:  Client understands and acknowledges by the acceptance of this Agreement that all post-registration periodic or special reports are the responsibility of the Client unless otherwise agreed to in writing by GPT.

19.

Disclosure:  Client has received and reviewed a copy of Part II of Adviser's Form ADV, as well as a copy of this Agreement.  The Client has the right to terminate this agreement without penalty within five business days after entering into the agreement.

IN WITNESS THEREOF, the parties above have caused this Agreement to be duly executed, as of the day and year set out below.

GoPublicToday.com, Inc.

                        By:  /s/ Stephen Brock                                                         03/19/2005

                        Stephen Brock                                                                           Date

                        By:  /s/ Alex Corral                                                               03/18/2005

                        Mr. Alex Corral                                                                         Date

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  i i No Legal Opinion; Counsel Not Responsible or Liable

No law firm, accounting firm, securities broker/dealer or other third party has conducted any due diligence review of us or our business and affairs or is responsibly for any disclosures about us, written (including this information made available to the Investor) or oral, made by us or our management in connection with this offering.  This information made available to the Investor and any other documents furnished to you have been prepared solely by us or from information furnished by us.  We have agreed to indemnify and hold harmless our law firm for any claim, loss, damage or liability incurred as a result of violation of federal or state securities laws in connection with the disclosure obligations thereof as they apply to this offering.  Notwithstanding the preparation of any documents or agreements related to us or this investment, our law firm has not rendered any legal opinions concerning any aspect of our business and affairs, including, but not limited to, the validity or enforceability of any contract, agreement or obligation related to our business or to an investment in us or the accuracy or adequacy of disclosure furnished to you in connection with this investment.   In purchasing the Shares, you acknowledge and agree that we are solely responsible for all disclosures to you concerning this investment, which no law firm has any direct or indirect responsibility for any information in the information made available to the Investor or otherwise furnished to you, and the no legal opinions have been rendered by our counsel.  For value received, including the release of the Shares to you upon acceptance of your subscription and other good and valuable consideration, you release and indemnify and hold harmless our law firm from any claim, loss, liability or damage from any matter related to your investment hereunder.